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                                                                    Exhibit 99.3


                                                      (LEARNING CARE GROUP LOGO)


                                                    FOR RELEASE: AUGUST 18, 2004

CONTACT:
Name: Sharon Tse
Department: Marketing & Public Relations
Phone: 248.697.9159
Email: stse@learningcaregroup.com


      CHILDTIME LEARNING CENTERS, INC. TO BECOME LEARNING CARE GROUP, INC.

               New Parent Company Name Paves Way for Future Growth

NOVI, MI August 18-- Michigan-based Childtime Learning Centers, Inc. (NASDAQ:
CTIM), parent company of the Childtime and Tutor Time child care brands, has become Learning Care Group, Inc. (NASDAQ: LCGI), as shareholders approved an amendment to change its legal name at the annual meeting held yesterday. Childtime and Tutor Time centers will continue to operate under their existing brand names.

 "The new parent company name will facilitate our desire to maintain neutrality among our brands and lines of business, while still conveying our overall purpose, and positioning us for growth," said President and CEO, Bill Davis. Key to this growth will be the expansion of innovative learning products and family solutions which promote the development of the whole child and enhance the quality of life for families. "We are working to be recognized as the premier child and family education corporation in the world," Davis said.

In July 2002, Childtime acquired Tutor Time Learning Systems, Inc. Since the acquisition, the Board of Directors and management team have worked steadily to incorporate the Childtime and Tutor Time operations into one cohesive business unit.

To guide the company's efforts, a new Mission, Vision and Values statement was created to help clarify corporate goals and define a culture of service and professional excellence. "We have the vision, the right people and the infrastructure in place. Now, as the Learning Care Group, we are poised to fulfill our mission," Davis added.

The company concluded the meeting with a special ceremony at its Novi, Michigan headquarters to launch the new parent company name. Learning Care Group is one of the nation's largest publicly traded, for-profit providers of early child care and educational services, with 470 corporate and franchise centers operating in 27 states and internationally.

ABOUT LEARNING CARE GROUP, INC.
Learning Care Group, Inc. is the parent company of Tutor Time Child Care/Learning Centers and Childtime Learning Centers. As the nation's premier child care provider, the company has grown into a network of 470 centers, including operations in 27 states and internationally. For more information on Childtime, please call Customer Support at 866-244-5384 or visit www.childtime.com. For more information on Tutor Time, please call 1 -- Tutor-Time -- 1 or visit www.tutortime.com.

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